Exhibit 99.1

Dear Colleagues,

When we moved into our new building in 2007, we saw it as a modern headquarters for a modern New York Times. We still feel that way.

But as Mark mentioned in the State of The Times last month, after a good deal of consideration, we have determined that the way that we use our headquarters building needs to evolve to better match the changes you and your colleagues have been driving across every part of the company.

The current way we have configured our office makes us slower and less collaborative. It is also, frankly, too expensive to occupy this many floors when we don’t truly need them.

We’ve made the decision to consolidate our footprint across the building to create a more dynamic, modern and open workplace, one that is better suited to the moment. We’re planning significant investments in a redesign of our existing space in order to facilitate more cross-departmental collaboration.

We expect a substantial financial benefit as well. All told, we will vacate at least eight floors, allowing us to generate significant rental income.

We have engaged Gensler, an architecture and interior design firm, to help us redesign our workplace and beginning early next year, work will begin on select floors below 14. By the end of next year, we expect to have consolidated our occupancy to that side of the building. We will keep the cafeteria and the conference rooms on 15.

We have already seen that changing office layouts can lead to good results. Some of the most creative wings of the company — the Beta team, the Graphics Department and some of our technology teams have changed their floor plans to help improve the way they work.

The coming redesign will introduce more team rooms and common spaces. And, we will do away with big corner offices, like the ones you see on the 16th and 17th floors, including, yes, the publisher and CEO’s offices. We don’t need to preserve those vestiges from a different era, so we won’t.

In the end, these changes will impact every employee at 620 Eighth Ave. In the near term, we will have to move about 400 employees out of the building to nearby office space while the first phase of work is completed. We expect that group, which includes parts of marketing, technology, the newsroom, news services, corporate finance and print products and services pre-press operations, to move in the first quarter and return by the end of 2017. Your manager will notify you if your position is affected by this temporary move. We understand and appreciate the disruption this will inevitably cause and we will do everything in our power to mitigate it.

Representatives from across the company are serving on a steering committee to help us plan these changes. They will solicit input from everyone interested in providing it and we’re committed to keeping you fully informed as the project plays out.

We will have more details soon.

Thank you.

Arthur and Mark